Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of 29 March, 2011 by and between Nexeo Solutions, LLC, a Delaware limited liability company (the “Company”), and David Bradley (the “Employee”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1. Employment Period.

(a) The Company agrees to employ Employee, and Employee agrees to be employed by the Company, for a period (the “Employment Period”) commencing on the date on which the Closing (as defined below) occurs (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless earlier terminated in accordance with Section 3, should either party give at least ninety (90) days written notice to the other party that it or he intends for this Agreement to terminate on such third anniversary. If no such notice is given, then this Agreement shall continue for successive one year terms (each a “Renewal Term”, unless earlier terminated in accordance with Section 3, until either party gives at least ninety (90) days written notice to the other party that it or he intends for this Agreement to terminate at the end of any such one year period. In the event that this Agreement is continued for one or more Renewal Terms, such additional Renewal Term(s) shall be included in the term Employment Period.

(b) Notwithstanding the foregoing paragraph, this Agreement will not be binding and effective unless and until the Closing occurs and, if the Closing does not occur on or before May 1, 2011, then this Agreement will be null and void and will never become effective or binding on the parties. “Closing” shall mean the closing of the transactions contemplated under that certain Agreement of Purchase and Sale, dated as of November 5, 2010, by and between Ashland, Inc. and TPG Accolade, LLC (TPG Accolade, LLC has since been renamed “Nexeo Solutions, LLC”).

2. Terms of Employment.

(a) Position, Duties and Investment.

(1) During the Employment Period, the Employee shall serve as Chief Executive Officer and, in so doing, shall perform the normal duties associated with such position and such other duties as may be assigned from time to time by the Board of Directors of the Company (the “Board”), subject to the general direction, approval and control of the Board.

(2) On the Effective Date, the Employee will be required to make a personal investment in Nexeo Solutions Holdings, LLC, the parent of the Company (“Nexeo Holdings”) in the amount of $500,000. The Employee will receive 500,000 Class A Units of Nexeo Holdings in return for his investment (the “Investment Units”). The Investment Units will be governed by the terms and conditions of Nexeo Holdings’ then-current Limited Liability

Company Agreement (the “LLC Agreement”) and any Management Unitholders Agreement or other similar agreement governing the terms and conditions of ownership of the Nexeo Holdings’ units that Nexeo Holdings may determine appropriate for the Employee to execute with respect to his receipt of the Investment Units.

(3) During the Employment Period, the Employee agrees to devote his full working time to the business and affairs of the Company and to use his best efforts to perform faithfully, effectively and efficiently his duties. The Employee covenants, warrants and represents that he shall: (i) devote his full and best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of fiduciary loyalty and care and the highest standards of conduct in the performance of his duties; and (iii) endeavor to prevent any harm, in any way, to the business or reputation of the Company or its affiliates.

(4) In keeping with the Employee’s fiduciary duties to the Company, the Employee agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Employee agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately by the Employee to the Board include without limitation the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company or its affiliates do business; (ii) misuse of information or facilities to which the Employee has access in a manner detrimental to the Company’s or its affiliates’ interest; (iii) disclosure or other misuse of Confidential Information (as hereinafter defined); (iv) the appropriation by the Employee or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company or its affiliates would be interested; and (v) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its affiliates or their dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise in competition with the Company or its affiliates or their dealers or distributors.

(5) During the Employment Period, the Employee shall not engage in any activities in competition with the Company or its affiliates or participate in any business, either as an employee, officer, director, shareholder or contractor, in competition with the Company or its affiliates, but instead the Employee agrees to devote the Employee’s full productive time, attention, energy and ability to the furtherance of the Company’s business. The aforementioned prohibition shall not extend to the ownership by the Employee of any publicly-traded securities. Further, during the Employment Period, the Employee agrees not to engage in any other business or profession, directly or indirectly, without the prior written approval of the Board.

(6) The Employee agrees to observe and comply with the Company’s policies, practices, and procedures, as adopted or amended from time to time.

(b) Compensation.

(1) Base Salary. During the Employment Period, the Employee shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $650,000. The Board, in its sole discretion, may at any time adjust (but not decrease below the aforementioned amount) the amount of the Annual Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

(2) Signing Bonus. The Employee shall receive a bonus of $500,000 (the “Signing Bonus”), which shall be payable within thirty (30) days after the Effective Date provided that the Employee remains employed by the Company on the payment date. In the event that the Employee’s employment is terminated for Cause (as defined below) or the Employee resigns without Good Reason (as defined below) before the first anniversary of the Effective Date, the Employee shall repay such proportion of the Signing Bonus prorated on a monthly basis equal to the proportion of the 12 month period following the Effective Date not worked by the Employee. The Employee shall further receive a payment of $250,000 on each of January 1, 2012 (the “2012 Bonus”) and January 1, 2013 (the “2013 Bonus”), subject to the Employee’s continued employment by the Company on such dates.

(3) Annual Bonus. During the Employment Period, the Company may, at the sole discretion of the Board, pay the Employee annual bonuses (the “Annual Bonus”). Payment of an Annual Bonus, if any, shall be subject to the Employee attaining pre-established goals set by the Board. If such goals are attained, the Employee shall be entitled to an Annual Bonus payment equivalent to one hundred (100) percent of the Employee’s Base Salary in effect at the time of the payment of the bonus (the “Target Annual Bonus”). Such goals may be adjusted or varied by the Board at its sole discretion from year to year.

(4) Performance Bonus. Employee shall be entitled as of the Effective Date to a grant of 2,000,000 phantom units (the “Performance Bonus”); the value of the Performance Bonus shall be determined in accordance with the terms contained in Schedule 1 attached to this Agreement. Except as provided herein, the Performance Bonus shall be governed by the Company’s Performance Bonus Plan then in effect. The Performance Bonus shall be vested at all times and shall be settled and payable to the Employee at the same times and under the same conditions and restrictions (excluding the performance criteria applicable to the Performance-Based Units, as defined below) as placed upon Employee’s grant of Units described in greater detail in Section 2(b)(5) below and in Schedule 2 attached to this Agreement; provided, however, that in the event the settlement date for the Performance Bonus occurs upon an event that is not a compliant payment event under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Internal Revenue Service guidance promulgated with respect to Section 409A of the Code, and the payment of the Performance Bonus upon such a non-compliant payment event is not exempt from Section 409A of the Code by an applicable exemption, the settlement date of the Performance Bonus shall be the first date on which a compliant payment event under Section 409A of the Code occurs.

(5) Equity Interests. On the Effective Date, Nexeo Holdings will grant Employee an initial grant of Class B common units of Nexeo Holdings that will equal 22.5% of the management pool units (which is expected to equal 8.0% of the non-fully diluted outstanding equity of Nexeo Holdings calculated as of the Closing) set aside upon the Closing (the “Units”) pursuant to Nexeo Holdings’ then-current Equity-Based Compensation Plan (the “Plan”) and the LLC Agreement. The Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. The Units will be governed by an individual restricted unit agreement to be entered into by and between the Employee and Nexeo Holdings on the Effective Date, which will contain terms and conditions that are no less favorable to the Employee than the terms set forth on Schedule 2 attached to this Agreement. Nexeo Holdings may grant Employee subsequent grants of Class B common units pursuant to the Plan and the LLC Agreement from time to time during the Employment Agreement, in its sole discretion.

(6) Welfare Benefit Plans. During the Employment Period: (i) except as specifically provided herein, the Employee shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, including, but not limited to, the Company’s tax-qualified 401(k) plan, and (ii) except as specifically provided herein, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs, including, but not limited to, the Company’s disability plan, health insurance and vacation/sick/personal days, provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay) (“Welfare Plans”).

(7) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Employee in accordance with the Company’s policies, practices and procedures, as adopted or amended from time to time. Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year during the Employment Period. Reimbursement of expenses under this Section 2(b)(7) shall be made no later than thirty (30) days after Employee submits appropriate documentation to the Company; provided that all such documentation must be provided to the Company within thirty (30) days after the expense is incurred. Employee is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 2(b)(7).

3. Termination of Employment.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Employee written notice in accordance with Section 11(c) of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Employee’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by the Employee; provided, however, if the opinion of the Company’s physician and the Employee’s physician conflict, the Company’s physician and the Employee’s physician shall together agree upon a third physician, whose opinion shall be binding.

(b) Cause. The Company may terminate the Employee’s employment at any time during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (1) a breach by the Employee of the Employee’s obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes nonperformance by the Employee of his obligations and duties thereunder, as determined by the Board (which may, in its sole discretion, give the Employee notice of, and the opportunity to remedy, such breach), (2) commission by the Employee of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any of its affiliates or other conduct harmful or potentially harmful to the Company’s or any of its affiliate’s best interest, as reasonably determined by a majority of the members of the Board, (3) a material breach by the Employee of Sections 6, 7, 8, 9 or 10 of this Agreement, (4) the Employee’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (5) the failure of the Employee to carry out, or comply with, in any material respect, any lawful directive of the Board (which the Board, in its sole discretion, may give the Employee notice of, and an opportunity to remedy), or (6) the Employee’s unlawful use (including being under the influence) or possession of illegal drugs. For purposes of the previous sentence, no act or failure to act on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company. For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Employee’s employment during the Employment Period at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that “without Cause” does not include termination of this Agreement and the Employee’s employment pursuant to Section 1(b).

(c) Good Reason. The Employee’s employment may be terminated during the Employment Period by the Employee for Good Reason or without Good Reason; provided, however, that the Employee agrees not to terminate his employment for Good Reason unless (x) the Employee has given the Company at least 30 days prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (y) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period. For purposes of this Agreement, “Good Reason” shall mean: (1) a material default in the performance of the Company’s obligations under this Agreement; (2) a significant diminution of the Employee’s duties as Chief Executive Officer, a change in the Employee’s title or a change in the Employee’s reporting relationship, unless the Company concludes in good faith that the diminution or change is immaterial, or (3) the change in the primary physical location of the Company’s business that is 100 miles or more from the primary physical location of the Company’s business on the Effective Date, other than a move in the business location from Dublin to Houston, Texas. Such termination by the Employee shall not preclude the Company from terminating the Employee’s employment prior to the Date of Termination (as defined below) established by the Employee’s Notice of Termination (as defined below).

(d) Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Employee’s Disability, or by the Employee for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company under this Agreement or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights under this Agreement.

(e) Date of Termination. “Date of Termination” means (1) if the Employee’s employment is terminated by the Company for Cause or without Cause, or by the Employee for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, (2) if the Employee’s employment is terminated by reason of death or Disability, the date of death of the Employee or the Disability Effective Date, as the case may be, or (3) if the Employee’s employment is terminated pursuant to Section 1(a), the date the Employment Period ends.

(f) Resignation on Termination. On termination of his employment, regardless of the reason for such termination, Employee shall be deemed to have immediately (and with contemporaneous effect) resigned any directorships, offices or other positions that he may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

4. Obligations of the Company upon Termination.

(a) For Cause; Without Good Reason; Other Than for Death or Disability. If, during the Employment Period, the Company shall terminate the Employee’s employment for Cause or the Employee resigns from his employment without Good Reason, and the termination of the Employee’s employment in any case is not due to his death or Disability, the Employee shall forfeit all rights to any Annual Bonus and/or any Performance Bonus otherwise due to him or to which he may be entitled, and the Company shall have no further payment obligations to the Employee or his legal representatives, other than for the payment, in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), of that portion of the Employee’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid.

(b) Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, the Company shall have no further payment obligations to the Employee or Employee’s legal representatives, other than for payment of: (1)

in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Employee’s Base Salary accrued through the Date of Termination to the extent not previously paid; and (2) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), the amount of any Annual Bonus and/or Performance Bonus that was determined prior to the Date of Termination.

(c) Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability during the Employment Period, the Company shall have no further payment obligations to the Employee or his legal representatives, other than for payment of: (1) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Employee’s Base Salary accrued through the Date of Termination to the extent not previously paid; and (2) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), the amount of any Annual Bonus and/or Performance Bonus that was determined prior to the Date of Termination.

(d) Without Cause; For Good Reason. If the Employee’s employment is terminated by the Company without Cause before expiration of the Employment Period, or if the Employee resigns for Good Reason before expiration of the Employment Period, the Company shall have no further payment obligations to the Employee or his legal representatives, other than for payment of: (1) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Employee’s Base Salary accrued through the Date of Termination to the extent not theretofore paid; (2) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), the amount of any Annual Bonus and/or Performance Bonus that was determined prior to the Date of Termination; (3) a severance payment (“Severance Payment”), which shall be paid in installments in accordance with the customary payroll practices of the Company over a period of twenty four (24) months (“Severance Period”), of an amount equal to two (2) times his Base Salary in effect on the Date of Termination; (4) to the extent not already paid to the Employee, payment of the 2012 Bonus and the 2013 Bonus, which shall be paid in installments in accordance with the customary payroll practices of the Company over the Severance Period; and (5) for a period of eighteen (18) months following the Date of Termination that the Employee is eligible to elect and does elect to continue coverage for himself and his eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”), the Company shall continue to offer to provide medical and dental coverage to such Employee as required by COBRA and the Company shall promptly reimburse the Employee for the premium costs charged to the Employee for such COBRA continuation coverage; provided, however, that such COBRA coverage shall terminate if and to the extent the Employee becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Employee).

(e) Change of Control. If, before the second anniversary following the effective date of a Change of Control Event (as defined below), the Employee’s employment is terminated by the Company without Cause before expiration of the Employment Period, or if the Employee resigns for Good Reason before expiration of the Employment Period, the Company shall have no further payment obligations to the Employee or his legal representatives, other than: (1) any payments payable in accordance with Section 4(d); (2) a payment in an amount equal to two (2) times the Employee’s Target Annual Bonus, which shall be paid in installments in accordance with the customary payroll practices of the Company over the Severance Period; and (3) any payments related to the vesting or settlement of an equity compensation award that is provided within a separate award agreement governing such an award. For the purposes of this Section 4(e), “Change of Control Event” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis with its affiliates to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to Nexeo Holdings and/or its affiliates; or (ii) (A) any person or Group (other than Nexeo Holdings and/or its affiliates) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly through any equity purchase, reorganization, merger, consolidation or other transaction, of securities representing more than 40% of the aggregate outstanding voting power of the Company and (B) Nexeo Holdings and its affiliates beneficially owning (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other person or Group; but excluding, in each case, (x) any transfer or transfers by Nexeo Holdings and its affiliates, directly or indirectly, of a beneficial interest in any equity securities of the Company to any person or Group or (y) any other transaction (including the issuance of new equity interests and a reorganization, merger or similar transaction), by or involving the Company or any of its affiliates, in each case within a period of one year from the date hereof and that results in such person or Group becoming the beneficial holder (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities representing no more than 50% of the outstanding voting power of the Company (an “Equity Syndication”).

(f) Release. The obligation of the Company to pay any portion of the amounts due pursuant to Section 4 shall be expressly conditioned on the Employee’s (1) execution (and, if applicable, non-revocation) of a full general release, releasing all claims, known or unknown, that the Executive may have against the Company and/or any of its affiliates, including those arising out of or in any way related to the Employee’s employment or termination of employment with the Company and (2) continued compliance with the requirements of Sections 6, 7, 9 and 10.

(g) Section 409A. In the event the Employee is a “specified employee” of the Company, as such term is defined in Treasury Regulation §1.409A-1(i), as of the Date of Termination, Severance Payments made pursuant to this Section 4 shall not be paid until the first day of the seventh month following the Date of Termination.

5. Full Settlement, Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment. Neither the Employee nor the Company shall be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 4 arising out of the termination of the Employee’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages from the Employee for any breach of Sections 6, 7, 9 or 10 by the Employee or for the Employee’s criminal misconduct.

6. Confidential Information.

(a) The Employee acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is generally known to other persons or entities who can obtain economic value from its disclosure or use.

(b) The Employee is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Employee acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(c) During and following the Employee’s employment by the Company, the Employee shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent authorized in writing by the Board or compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an employee of the Company. The Employee agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after the Employee is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d) The Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

(e) As used in this Section 6 “Company” shall include Nexeo Solutions, LLC and any of its affiliates.

7. Surrender of Materials Upon Termination. All records, files, documents and materials, or copies thereof, relating to the Company’s and its affiliates’ business which the Employee shall prepare, or use, or be provided with as a result of his employment with the Company, shall be and remain the sole property of the Company or its affiliates, as the case may be, and shall be returned promptly by the Employee to the owner upon termination of the Employee’s employment with the Company.

8. Successors. The Company may assign its rights under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its subsidiaries subject to the assignee agreeing to assume and perform all of the Company’s obligations hereunder. The rights and obligations of the Employee under this Agreement may not be assigned or encumbered by the Employee, voluntarily or involuntarily, during his lifetime, and any such purported assignment shall be void. However, all rights of the Employee under this Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Employee hereunder shall be paid, in the event of the Employee’s death, to the Employee’s estate, heirs and representatives.

9. Non-Competition; Non-Solicitation.

(a) During his employment by the Company, including the Employment Period, the Company shall provide the Employee with Confidential Information of the Company as described in Section 6. Accordingly, in consideration for the Company’s commitment to provide Confidential Information to the Employee, and in the case of the Employee’s termination pursuant to Section 4(d) or Section 4(e) in consideration for the Severance Payments, and in order to protect the value of the Confidential Information to the Company, the Employee agrees that during the Term of Non-Competition (as defined below) or the Term of Non-Solicitation (as defined below), whichever is longer, he will not directly or indirectly disclose or use or disclose for any reason whatsoever any Confidential Information obtained by reason of his employment with the Company or any predecessor, except as required to conduct the business of the Company. The obligations of the Employee set forth in the preceding sentence are in addition to, and not in lieu of, the obligations of the Employee set forth in Section 6 of this Agreement. The “Term of Non-Competition” shall be defined as that term beginning on the Effective Date and continuing until the second anniversary of the Date of Termination. “The Term of Non-Solicitation” shall be defined as that term beginning on the Effective Date and continuing until the second anniversary of the Date of Termination.

(b) The Employee acknowledges and agrees that the nature of the Confidential Information which the Company commits to provide him during his employment by the Company would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. The Employee further acknowledges and agrees that the Company’s business is conducted throughout the world in a highly competitive market. Accordingly, the Employee agrees that he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (1) during the term of Non-Competition, engage in a Competing Business (as defined below), or (2) during the Term of Non-Solicitation, (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company and/or its affiliates, or (ii) solicit, divert or take away any customers or customer leads (as of the Termination Date) of the Company and/or its affiliates.

(c) For the purposes of this Section 9, “Competing Business” shall mean a business engaged in the distribution of chemicals, plastics, or composite materials or the provision of environmental services in any geographical area in which the Company conducts, or is intending to conduct, business on the Date of Termination.

(d) During the term of Non-Competition, the Employee will not use the Employee’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(d) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

(e) The Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company.

(f) If any court determines that any portion of this Section 9 is invalid or unenforceable, the remainder of this Section 9 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(g) The Employee’s covenant under this Section 9 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

(h) As used in this Section 9, “Company” shall include Nexeo Solutions, LLC and any of its affiliates.

10. Inventions; Assignment.

(a) All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the Employment Period, either alone or with others and during work hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(b) The Employee attaches hereto, concurrently with the execution of this Agreement, an itemized list and brief description of all patents and patented information obtained by the Employee prior to the Employee’s employment with the Company, if any exist, and which are to be excluded from this Agreement. The Employee waives any rights he may have to any and all unpatented information, ideas, concepts, improvements, discoveries and inventions related to the Company’s business, if any exist, conceived and owned by the Employee prior to the Employee’s employment with the Company.

(c) As used in this Section 10, “Company” shall include Nexeo Solutions, LLC and any of its affiliates.

11. Miscellaneous.

(a) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (1) the plural includes the singular and the singular includes the plural; (2) “and” and “or” are each used both conjunctively and disjunctively; (3) “any,” “all,” “each,” or “every” means “any and all”, and “each and every” (4) “includes” and “including” are each “without limitation”; (5) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (6) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(b) Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

David Bradley

58 Hollymead

Spring, TX 77381

If to the Company:

Ron Cami

TPG Capital

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(g) Equitable and Other Relief. The Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 6, 7, 8, 9, or 10 by the Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 6, 7, 8, 9, or 10 by the Employee. In addition to the remedies the Company may have at law or in equity, violation of Sections 6, 7, 8, 9, or 10 herein will entitle the Company at its sole option to discontinue the Severance Payments to the Employee, and to seek repayment from the Employee of any Severance Payments paid to him by the Company during the period of time the Employee was in violation of Sections 6, 7, 8, 9, or 10. No action taken by the Company under this Section 11(g) shall affect the enforceability of the release and waiver of claims executed by the Employee pursuant to Section 4(f).

(h) Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Employee and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(i) Arbitration. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) whether or not arising out of this Agreement or the Employee’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages in a court of competent jurisdiction for an alleged breach of Sections 6, 7, 8, 9 or 10 of this Agreement. Claims covered by this agreement to arbitrate also include claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation. In the event of any breach of this Agreement by the Company, it is expressly agreed that notwithstanding any other provision of this Agreement, the only damages to which the Employee shall be entitled is lost compensation and benefits in accordance with Section 2(b) or 4. The Company and the Employee agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Houston, Texas, and that any arbitration commenced in any other venue will be transferred to Houston, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 11(i), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EMPLOYEE MAY ALLEGE.

(j) Survival. Sections 6, 7, 8, 9, 10, and 11 of this Agreement shall survive the termination of this Agreement.

(k) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

(l) Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Employee.

(m) Employee Acknowledgment. The Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYEE:

/s/ David Bradley
David Bradley

NEXEO SOLUTIONS, LLC

By:	/s/ Michael B. Farnell, Jr.
Name:	Michael B. Farnell, Jr.
Title:	Vice President

SCHEDULE 1

Performance Bonus

If the Employee has remained continuously employed with the Company from the Effective Date until the date on which a Liquidity Event (as defined below) occurs, the Employee may receive a Performance Bonus as described in Section 2(b)(4) of this Agreement.

For purposes of calculating the amount of the Performance Bonus, the value of each phantom unit underlying the Performance Bonus shall equal $1.00 on the Effective Date.1 In the event that the MoM of the Majority Sponsors in connection with a Liquidity Event is equal to or less than 1.0, the value of each phantom unit underlying the Performance Bonus will increase or decrease, as applicable, in an exact correlation with the value of one unit of the Company’s common units. The value of each phantom unit that comprises the Performance Bonus at the time the Majority Sponsors achieve an MoM of 1.0 shall be referred to as the “1.0 MoM Value.”

In the event that the Majority Sponsors achieve an MoM of 1.25 or greater in connection with a Liquidity Event, the value of each phantom unit that comprises the Performance Bonus shall be equal to $0. For all MoM levels achieved by the Majority Sponsors equal to or between 1.001 and 1.249, the value of each phantom unit that comprises the Performance Bonus shall decrease between the 1.0 MoM Value per unit and $0, using straight line interpolation.

For purposes of this Agreement:

“Initial Majority Sponsor Units” shall mean the Company’s common units issued to the Majority Sponsors in connection with the closing of the Transaction, and shall include any units, securities or other property or interests received by the Majority Sponsors (or transferee of such units in an Equity Syndication) in respect of such units in connection with any distribution, unit split or combination of units, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of units or other transaction or event that affects the Company’s common units occurring after the date of issuance.

“Liquidity Event” shall occur on the date of (i) a transaction, which when aggregated, if applicable, with any other prior transaction (whether or not related), other than an Equity Syndication, results in the cumulative sale, transfer or other disposition of more than 65% of the Initial Majority Sponsor Units and with respect to which the Majority Sponsors and any transferees in an Equity Syndication have received only cash, marketable securities, or any combination of cash and marketable securities; or (ii) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event.”

“Majority Sponsors” shall mean, collectively or individually as the context requires, TPG Partners VI, L.P. and/or their respective affiliates.

[1]

In the event that the value of one unit of the Company’s common units on the Effective Date is greater or less than $1.00, the number of phantom units subject to the Performance Bonus and the value of each phantom unit will be adjusted as necessary to grant a Performance Bonus to Employee that is equal to $2,000,000 as of the date of grant.

“MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash received directly or indirectly by the Majority Sponsors in connection with the Liquidity Event, including all cash dividends and other distributions made directly or indirectly to the Majority Sponsors, in respect of the Initial Majority Sponsor Units sold, transferred or otherwise disposed of on or prior to the date on which the Liquidity Event occurs, divided by (ii) the aggregate purchase price paid by such Majority Sponsors for the Initial Majority Sponsor Units.

SCHEDULE 2

Class B Common Unit Terms2

Strike Price: The strike price of each Unit will be equal to the fair market value of a Class B common unit, determined as of the Effective Date.

Vesting Generally: The Units will be divided into two equal tranches. The first 50.0% tranche will vest ratably over a five (5) year period (the “Time-Based Units”), subject to the continuous employment of the Employee with the Company from the date of grant until each of the applicable vesting dates. The second 50.0% tranche will vest in 20.0% equal increments on each annual anniversary of the Effective Date, subject to the satisfaction of performance criteria (the “Performance-Based Units”) as well as the continuous employment of the Employee with the Company from the date of grant until each of the applicable vesting dates.

Performance Criteria: The performance criteria for the Performance-Based Units will consist of Nexeo Holdings’ Earnings Before Interest, Depreciation and Amortization (“EBITDA”) targets for each fiscal year within the five (5) year vesting period for the Performance-Based Units. In the event that any Performance-Based Units do not vest for any applicable fiscal year due to the failure to achieve that year’s EBITDA target, the Performance-Based Units for that fiscal year may subsequently vest upon (A) the achievement of the cumulative EBITDA targets for the fiscal year they were originally missed and the first fiscal year fiscal year following such fiscal year, or (B) the occurrence of a Liquidity Event (as defined in the Plan) during the term of the Units in which the Majority Sponsors (as defined in the Plan) realize an MoM (as defined in the Plan) that is equal to or greater than 3.0x.

Liquidity Event: In the event of a Liquidity Event in which the Majority Sponsors realize an MoM that is equal to or greater than 3.0x, any unvested Performance-Based Units will receive 100.0% accelerated vesting. All vested Performance-Based Units the Employee holds upon a Liquidity Event in which the Majority Sponsors realize an MoM that is equal to or greater than 3.0x will remain exercisable for a period of ninety (90) days following the Liquidity Event.

Terminations of Employment by the Company without Cause or by the Employee with Good Reason following a Liquidity Event: Any unvested Units will receive 100.0% accelerated vesting upon the termination of the Employee’s employment with the Company without Cause or due to Employee’s resignation for Good Reason at any time within the twenty-four (24) month period immediately following a Liquidity Event. All vested Units the Employee holds upon such a termination of employment will remain exercisable for a period of ninety (90) days following the Employee’s termination of employment.

Terminations of Employment by Employee other than for Good Reason. In the event that the Employee’s employment with the Company is terminated by the Employee’s resignation without Good Reason, all unvested Units will expire immediately. All vested Units the Employee holds upon such a termination of employment will remain exercisable for a period of thirty (30) days following the Employee’s termination of employment.

[22]

The Employee and Nexeo Holdings will have standard tag and drag rights associated with any units, as provided in further detail in the Nexeo Holdings’ LLC Agreement or Nexeo Holdings’ Management Uniteholders Agreeements.

Death or Disability: In the event that the Employee’s employment with the Company is terminated due to the Employee’s death or Disability, all unvested Units will expire immediately. All vested Units the Employee holds upon such a termination of employment will remain exercisable for a period of twelve (12) months following the Employee’s termination of employment.

Termination for Cause: All vested or unvested Units will expire immediately upon the Employee’s termination of employment for Cause.